Exhibit 99.9

AmeriCredit Employee Message from Ed Whitacre

Dear AmeriCredit Team,

Over the past several years, GM and AmeriCredit have had the opportunity to work closely in supporting our customers. Despite some tough economic times, AmeriCredit has not only demonstrated resiliency, but has been able to position itself to take advantage of the improving economic environment and regrow its business.

The agreement announced today will help to build on that success, and provide AmeriCredit with additional opportunities to grow profitably. In addition, this action gives GM customers a full set of vehicle financing options.

I am sure you have many questions about how all of this will work. While we don’t have all of the answers today, attached are answers to some of the questions you likely have. We are working to finalize details quickly and will communicate directly with you as the transaction progresses.

We expect the AmeriCredit team to continue to operate independently, using the existing workforce in locations throughout the U.S. and Canada. We do not anticipate headcount reductions or changes to the current pay and benefits package as a result of this transaction.

I look forward to working with you as we work to offer our dealers and customers more financing choices to buy GM vehicles.

Ed Whitacre

Chairman and CEO

General Motors

AmeriCredit Employee FAQ

Q.	Why is this acquisition a good fit for GM and AmeriCredit?

A.	This acquisition further supports GM’s efforts to design, build and sell the world’s best vehicles by establishing a captive finance arm which provides an opportunity for expansion and growth for both GM and AmeriCredit. It allows us to provide consumers with a full set of financing options, and addresses gaps we currently have in vehicle leasing and non-prime financing.

Q.	How will AmeriCredit employees be impacted by this acquisition?

A.	We expect the company will continue to operate largely independently and will remain intact with retention of all management and with the existing AmeriCredit workforce in locations throughout the U.S. and Canada.

Q.	Will AmeriCredit headquarters remain in Fort Worth, Texas? What about other AmeriCredit locations?

A.	No moves are anticipated.

Q.	Will AmeriCredit employees’ pay and benefits be impacted by this acquisition?

A.	We do not anticipate any headcount reductions or changes to the pay and benefits package as a result of this acquisition. Your Employee Stock Purchase Plan will be wound down, as there will no longer be AmeriCredit stock – you will hear more from your management team about that.

Q.	Who will lead the AmeriCredit team following the acquisition?

A.	AmeriCredit will continue to operate largely independently, with retention of all management.

Q.	How will this acquisition impact AmeriCredit’s other customers?

A.	Current AmeriCredit customers will not be impacted by this acquisition.

Q.	How will we get more information during the transition period?

A.	AmeriCredit employees will be kept informed through a variety of methods, including regular messages from leadership.

Q.	Will we be eligible for GM employee pricing on new vehicle purchases?

A.	Employees will become eligible for employee pricing on new vehicle purchases following the closing of this transaction.